Exhibit 99.1

Tobira Therapeutics Completes Patient Recruitment for CENTAUR Phase 2b Study of

Cenicriviroc in NASH with Liver Fibrosis

SOUTH SAN FRANCISCO, June 8, 2015 – Tobira Therapeutics, Inc. (NASDAQ: TBRA), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel treatments for liver and inflammatory diseases, announced today that it has completed recruitment for the Phase 2b CENTAUR study. CENTAUR is a global, double blind, placebo controlled, Phase 2b clinical trial evaluating the treatment effects of cenicriviroc (CVC) versus placebo in patients with non-alcoholic steatohepatitis (NASH) and liver fibrosis at high risk of progressive disease. NASH is a severe form of non-alcoholic fatty liver disease. Patients with NASH and risk factors such as liver fibrosis and type 2 diabetes or metabolic syndrome are often at higher risk for progression to more advanced liver complications such as cirrhosis and liver cancer. Results of the one-year primary endpoint are anticipated to be announced in mid-2016.

“To our knowledge, CENTAUR is the first NASH study to prospectively focus on high risk patients who are in most urgent need of therapy and is designed to assess multiple aspects of the disease over an extended, two-year period,” said Laurent Fischer, M.D., chief executive officer of Tobira. “The robust CENTAUR study also helps advance the understanding of NASH and potential surrogate endpoints by evaluating non-invasive measurements, biomarkers, and other exploratory endpoints.”

Tobira plans to submit further detail regarding study demographics for presentation at an upcoming scientific conference.

The primary endpoint of the CENTAUR study is a two-point improvement in NAS (NAFLD Activity Score) without progression of fibrosis. The study will evaluate additional surrogate endpoints, including resolution of NASH with no concurrent worsening of fibrosis stage and measures of fibrosis improvement. These endpoints have been the focus of subgroup analyses in other NASH studies as well as industry and regulatory agency dialog and Tobira anticipates they may form the basis for future regulatory approvals of therapies for NASH with liver fibrosis.

About Cenicriviroc (CVC) and Non-alcoholic Steatohepatitis (NASH)

CVC is an oral, once-daily, potent immunomodulator that blocks two chemokine receptors, CCR2 and CCR5, which are intricately involved in the inflammatory and fibrogenic pathways in NASH that cause liver damage and often lead to cirrhosis, liver cancer or liver failure. This mechanism differs from metabolic targets related to the pathogenesis of disease. Tobira believes this novel approach will establish CVC as both a single-agent and as a cornerstone treatment in multi-therapy regimens for NASH, for which there is currently no approved drug.

To date, over 600 subjects have been dosed with CVC in Phase 1 and Phase 2b clinical studies, including 115 HIV-1 infected subjects on treatment for up to 48 weeks. CVC has been granted Fast Track status in patients with NASH and liver fibrosis, the patient population at highest risk of progression to cirrhosis. For additional information on the CENTAUR study, please visit clinicaltrials.gov using the identifier NCT02217475 or www.centaurstudy.com.

NASH is an emerging health crisis impacting 3% to 5% of the U.S. population and 2% to 4% globally. It is the fastest growing cause of liver cancer and liver transplant in the U.S. due to the rise in obesity. Additionally, this population is estimated to be three to five times larger than the size of the population with hepatitis C in the U.S.

About Tobira Therapeutics

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of therapies to treat liver disease, inflammation, fibrosis and HIV. The company’s lead product candidate, cenicriviroc (CVC), is a first-in-class immunomodulator and dual inhibitor of CCR2 and CCR5 being evaluated for the treatment of non-alcoholic steatohepatitis (NASH) and HIV. Learn more about Tobira at www.tobiratherapeutics.com.

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s clinical development of cenicriviroc (CVC), the potential timing and outcomes of clinical studies of CVC undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all; the company’s ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s other filings with the Securities and Exchange Commission.

Tobira Contacts:

Chris Peetz

Chief Financial Officer

Tobira Therapeutics

(650) 351-5018

cpeetz@tobiratherapeutics.com

Mark Corbae

Canale Communications

(619) 849-5375

mark@canalecomm.com